EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of SPX Corporation on Form S-8 of our report dated March 17, 2003, which contains explanatory paragraphs for the change in accounting for goodwill and other intangible assets as of January 1, 2002, to conform to Statement of Financial Accountings Standards No. 142, Goodwill and Other Intangible Assets as well as the change in accounting for the early extinguishment of debt to conform to Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, appearing in the Annual Report on Form 10-K of SPX Corporation for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

July 7, 2003

Charlotte, North Carolina